UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 25, 2026

CB FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)
Commission file number: 001-36706

Pennsylvania	51-0534721
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 N. Market Street,	Carmichaels,	PA	15320
(Address of principal executive offices)			(Zip code)

(724)	966-5041
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common stock, par value $0.4167 per share	CBFV	The Nasdaq Stock Market, LLC
(Title of each class)	(Trading symbol)	(Name of each exchange on which registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standard provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 24, 2026, Community Bank (the “Bank”), the wholly owned subsidiary of CB Financial Services, Inc. (the “Company”), entered into new employment agreements with John H. Montgomery, President and Chief Executive Officer, and Bruce Sharp, Senior Executive Vice President and Chief Banking Officer. The Bank also entered into a new Split Dollar Life Insurance Agreement with Mr. Montgomery.

The employment agreements with Messrs. Montgomery and Sharp have initial terms ending on April 30, 2029. On each renewal date (May 1 of each year), the term of each agreement will extend for one year so that the remaining term again be for 36 months, provided that the extension is approved by the Bank’s Board of Directors according to the terms of the agreement. However, if the Bank or the Company enter into an agreement to effect a transaction that would be considered a “Change in Control” under the agreements, the term of the agreements will extend automatically for 36 months following the date on which the Change in Control occurs.

Under the Employment Agreement, Messrs. Montgomery and Sharp receive annual base salaries of $495,000 and $294,500, respectively. Each executive is also entitled to participate in the employee benefit plans of the Bank and be reimbursed for reasonable business expenses he incurs. Mr. Montgomery is also entitled to participate in an annual bonus program with an initial cash bonus opportunity equal to 20% of his base salary. Mr. Montgomery is also entitled to participate in a long-term incentive plan under which he may receive annual equity grants with a fair market value equal to 20% of his annual base salary. The Compensation Committee of the Board of Directors may increase or decrease the targeted percentage opportunities from time to time. Mr. Montgomery is also provided with use of a Bank-owned or leased automobile.

If either Messrs. Montgomery or Sharp involuntary terminate employment without “cause” or voluntary resign for “good reason” (as such terms are defined in the employment agreement and hereinafter referred to as a “qualifying termination event”), he would be entitled to: (1) a lump sum cash payment equal to the base salary that he would have earned during the then-remaining term of the employment agreement or 12 months, whichever is greater, and (2) 12 monthly COBRA premium reimbursement payments to extent he elects COBRA coverage. If the qualifying termination event occurs on or after a change in control of the Bank or the Company, Messrs. Montgomery and Sharp would instead be entitled to: (1) a lump sum cash payment equal to three times the sum of his highest rate of base salary for the calendar year of his date of termination or either of the prior three calendar years and the average of the annual cash bonus earned by him for the previous three years, and (2) up to 24 monthly COBRA (or Medicare, if applicable) premium reimbursement payments.

Messrs. Montgomery and Sharp are obligated to adhere to certain post-employment covenants contained in the employment agreements, including non-solicitation and non-competition covenants that extend for one-year following their termination of employment. However, the non-solicitation and non-competition obligations do not apply following a change in control of the Bank or the Company.

The Split Dollar Life Insurance Agreement with Mr. Montgomery is essentially the same as the agreement entered into with him in 2020, which expired by its terms on October 1, 2025. Under the agreement, Mr. Montgomery’s designated beneficiary will be entitled to share in the death proceeds payable under a life insurance policy owned by the Bank on the life of Mr. Montgomery if he dies while the agreement is in effect. The death benefit equals (i) $500,000, minus (ii) the value of Mr. Montgomery’s 5,000 shares of restricted stock and 15,000 stock options awarded under the 2015 Equity Incentive Plan on August 31, 2020, determined as of the date of death, provided, however, that the death proceeds will not exceed the “net death proceeds.” The “net death proceeds” is defined as the total death proceeds of the life insurance policy minus the greater of: (i) the cash surrender value or (ii) the aggregate policy premiums paid by the Bank. The Bank is the sole beneficiary of any death proceeds remaining after the death proceeds have been paid to Mr. Montgomery’s designated beneficiary. The agreement will terminate on October 1, 2030.

The foregoing descriptions of the Employment Agreements and the Split Dollar Life Insurance Agreement do not purport to be complete and are qualified in their entirety by reference to the agreements attached hereto as Exhibits 10.1, 10.2 and 10.3.

Item 9.01.    Financial Statements and Exhibits.
d.Exhibits

10.1	Employment Agreement between Community Bank and John H. Montgomery
10.2	Employment Agreement between Community Bank and Bruce Sharp
10.3	Split Dollar Life Insurance Agreement between Community Bank and John H. Montgomery
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CB FINANCIAL SERVICES, INC.

Date: August 25, 2026	By:	/s/ John H. Montgomery
John H. Montgomery
President and Chief Executive Officer

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